91966.00011

April 27, 2020

Sorrento Therapeutics, Inc.
4955 Directors Place

San Diego, CA 92121

Ladies and Gentlemen:

We have acted as counsel to Sorrento Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to: (i) Rule 424(b) of the rules and regulations of the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement, dated April 27, 2020 (the “ATM Prospectus Supplement”), to the Company’s Registration Statement on Form S-3 (File No. 333-237142) filed with the Commission under the Act on March 13, 2020 (the “Registration Statement”), and the related prospectus, dated March 20, 2020, included in the Registration Statement at the time it originally became effective (the “Base Prospectus” and, together with the ATM Prospectus Supplement, the “ATM Prospectus”), relating to the proposed issuance and sale by the Company, from time to time through A.G.P./Alliance Global Partners (the “Agent”) as the sales agent, of shares of common stock, par value $0.0001 per share, of the Company in an aggregate offering amount of up to $250,000,000 (the “ATM Shares”), and (ii) Rule 424(b) of the rules and regulations of the Act, of a prospectus supplement, dated April 27, 2020 (the “CSPA Prospectus Supplement”), to the Registration Statement, and the Base Prospectus (together with the CSPA Prospectus Supplement, the “CSPA Prospectus”), relating to the offering by the Company of an aggregate of up to $250,000,000 of shares of common stock, par value $0.0001 per share, of the Company (the “Purchase Shares”) to Arnaki Ltd. (the “Purchaser”). The ATM Shares are to be issued and sold pursuant to that certain Sales Agreement, dated April 27, 2020, by and between the Company and the Agent (the “Sales Agreement”). The Purchase Shares are to be issued and sold pursuant to that certain Common Stock Purchase Agreement, dated as of April 27, 2020, by and between the Company and the Purchaser (the “Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the ATM Prospectus, the Sales Agreement, the CSPA Prospectus, the Purchase Agreement, the Company’s Amended and Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

April 27, 2020

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the ATM Shares, when issued and sold against payment therefor in accordance with the Sales Agreement, will be validly issued, fully paid and nonassessable; and (ii) the Purchase Shares, when issued and sold against payment therefor in accordance with the Purchase Agreement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the ATM Prospectus and the CSPA Prospectus and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Very truly yours,

/s/ Paul Hastings LLP